GAP INC. REPORTS OCTOBER SALES DOWN 1 PERCENT;
COMPARABLE STORE SALES DOWN 8 PERCENT

SAN FRANCISCO - Nov. 8, 2007 - Gap Inc. (NYSE: GPS) today reported net sales of $1.23 billion for the four-week period ended November 3, 2007, which represents a 1 percent decrease compared with net sales of $1.24 billion for the four-week period ended October 28, 2006. Due to the 53rd week in fiscal year 2006, October 2007 comparable store sales are compared to the four-week period ended November 4, 2006. On this basis, the company's comparable store sales for October 2007 decreased 8 percent compared with a 7 percent decrease in October 2006.

Comparable store sales by division for October 2007 were as follows:

  Gap North America: negative 7 percent versus negative 4 percent last year
  Banana Republic North America: negative 2 percent versus positive 2 percent last year
  Old Navy North America: negative 11 percent versus negative 11 percent last year
  International: negative 6 percent versus negative 8 percent last year

"While comparable store sales were down in October, merchandise margins were significantly above last year," said Sabrina Simmons, executive vice president of Gap Inc. finance. "The results reflect our stated strategy of managing inventory tightly to support margin improvements."

Third Quarter Sales and Earnings Guidance

For the thirteen weeks ended November 3, 2007, total company net sales were $3.85 billion, which is flat as compared to net sales of $3.85 billion for the thirteen weeks ended October 28, 2006. Due to the 53rd week in fiscal year 2006, third quarter comparable store sales are compared to the thirteen weeks ended November 4, 2006. On this basis, the company's third quarter comparable store sales decreased 5 percent compared with a decrease of 5 percent in the third quarter of the prior year.

Comparable store sales by division for the third quarter were as follows:

  Gap North America: negative 6 percent versus negative 7 percent last year
  Banana Republic North America: positive 1 percent versus positive 3 percent last year
  Old Navy North America: negative 8 percent versus negative 7 percent last year
  International: negative 4 percent versus negative 6 percent last year

For the third quarter of fiscal year 2007, Gap Inc. expects diluted earnings per share to be $0.28 to $0.30, as the company continues to make progress on its strategies of driving earnings with healthy margins and controlling expenses. Third quarter earnings are benefiting from the absence of last year's incremental marketing expense. The expected third quarter earnings per share also includes about $0.01 of benefit relating to a reduction of interest accruals resulting from tax audits and other tax resolutions completed during the quarter.

The company reiterated that it expects the year-over-year percent change in inventory per square foot to be down in the mid-single digits at the end of the third quarter.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its third quarter earnings via press release on November 21, 2007, at 7:30 a.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s third quarter results in a live conference call and webcast at approximately 8:00 a.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com .

November Sales

The company will report November sales on December 6, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions also identify forward-looking statements. Forward-looking statements include diluted earnings per share for the third quarter of fiscal year 2007 and year-over-year change in inventory per square foot at the end of the third quarter of fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended August 4, 2007.

These forward-looking statements are based on information as of November 8, 2007, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798